Exhibit 10.24

Grosvenor Capital Management, L.P.
OCF IV Bonus Plan

Dated as of March 1, 2016

Purpose. The Grosvenor Capital Management OCF IV Bonus Plan (the “Plan”) is intended to recognize the contributions of certain key employees of Grosvenor Capital Management, L.P. (the “Firm”) and provide such individuals with a potential opportunity to receive cash bonus payments if and when the Firm receives certain performance fees from GCM Grosvenor Opportunistic Credit Fund IV, Ltd., GCM Grosvenor Opportunistic Credit Master Fund IV, Ltd., and GCM Principal SPV, Ltd.- Class B (collectively, “OCF IV”).

1. Administration. The Plan shall be administered by the Firm. The Firm shall have the authority, in its sole discretion, to: (i) determine those employees of the Firm who may be eligible for the Plan; (ii) determine which eligible employees may participate in the Plan; (iii) determine the amount of any Award Percentage or Bonus Payment (as such terms are defined below); (iv) interpret the Plan; (v) determine the terms and conditions of any award letter provided to an eligible employee under the Plan (“Award Letter”); and (vi) make all other determinations and take all other actions necessary or advisable for the administration of the Plan. All determinations of the Firm shall be final, conclusive and binding.

2. Eligibility and Participation. Only active employees of the Firm are eligible for the Plan and only those eligible employees who are designated by the Firm as participants and who have received an Award Letter (individually, each a “Participant” and collectively, the “Participants”) shall participate in the Plan.

3. Bonus Payments. A Participant shall be eligible to receive an amount in cash equal to the product of (i) the Participant’s Award Percentage and (ii) the Incentive Compensation (individually, each a “Bonus Payment” and collectively, the “Bonus Payments”). A Participant’s “Award Percentage” shall mean a percentage determined by the Firm in its sole discretion. The Firm may adjust a Participant’s Award Percentage, upwards or downwards, at any time for any reason, provided that the total of all Participant Award Percentages may not exceed 100%. “Incentive Compensation” shall mean the aggregate “Carried Interest” (as such term is defined in the Confidential Explanatory Memorandum or Placing Memorandum or other similar disclosure or governing documents, as the case may be, for OCF IV), if any, allocated from time to time by OCF IV to the Firm. Any Bonus Payment payable hereunder shall be paid within 60 days following the date the Firm receives the cash distribution of corresponding Incentive Compensation from OCF IV. In order for a Participant to be entitled to receive a Bonus Payment, the Participant must be actively employed by the Firm on the date the Bonus Payment is paid by the Firm.

4. Amendment and Termination. The Firm may unilaterally amend or terminate the Plan and amend any Award Letter, in its sole discretion, at any time.

5. Miscellaneous. Nothing herein shall require the Firm to segregate or set aside any funds or other property for the purpose of paying any Bonus Payments under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions by the Firm shall create, nor be construed to create, a trust of any kind or a fiduciary relationship between the Firm and the Participant or any other person. Bonus Payments hereunder shall be paid from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Firm. The obligation of the Firm hereunder shall be an unfunded and unsecured promise to pay money in the future contingent on the Firm receiving cash distributions corresponding to Incentive Compensation from OCF IV. Under no circumstances shall the terms of employment of any Participant be modified or in any way affected by the establishment or continuance of this Plan. The maintenance of this Plan shall not constitute a contract of employment. The Plan shall not give any Participant a right to be retained in the employment of the Firm or any affiliate of the Firm or to receive any benefit under the Plan except as specifically provided in this document. Any federal, state or local taxes required by law to be withheld with respect to the Bonus Payments under the Plan shall be deducted from such Bonus Payments. The rights of any Participant under the Plan shall not be assigned, transferred, pledged or encumbered in any manner nor shall such rights be subject to attachment, garnishment or other legal process. The Plan shall be construed under the laws of the State of Illinois without regard to its principles or policies regarding conflict of laws.

6. Code Section 409A. The Plan and the Bonus Payments provided hereunder, if any, are intended to meet an exemption from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted and construed consistent with this intent. Notwithstanding the foregoing, the Firm shall not be required to assume any increased economic burden in connection therewith. Although the Firm intends to administer the Plan so that it will be exempt from the requirements of Code Section 409A, the Firm does not represent or warrant that the Plan will be exempt from or otherwise comply with Code Section 409A or any other provision of federal, state or local law. Neither the Firm nor its respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant might owe as a result of participation in the Plan.

7. Entire Agreement. This Plan (including any Award Letter) constitutes the entire agreement among the parties with respect to matters provided herein, and supersedes and prior agreement or understanding among them, oral or written, all of which are hereby canceled.

In Witness Whereof, the undersigned has executed the Plan as of the day and year first written above.

/s/ Dasha Smith Dwin
Dasha Smith Dwin
Managing Director, Chief Human Resources Officer
Grosvenor Capital Management, L.P.

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